EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2017, except as it relates to the matter discussed in Note 13 to the consolidated financial statements, as to which the date is August 14, 2017, relating to the consolidated financial statements of Youngevity International, Inc. and Subsidiaries, included in Amendment No. 1 on Form 10-K/A for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
San Diego, California

September 18, 2017